SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2009

MEDCLEAN TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-03125	21-0661726
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Trowbridge Drive, Bethel, Connecticut 06801

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (203) 798-1080

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective November 10, 2009, in light of current market conditions and in a continuing effort to enable the Company to raise additional capital to continue to implement its differentiated business plan, the Board of Directors of the Company implemented the following measures:

•	Mr. Joseph Esposito resigned as Chairman of the Company but will continue as a Director of the Company and a business advisor to the Company
•	Mr. Scott Grisanti was elected as Chairman of the Company
•
The employment agreement of Mr. Grisanti as President and Chief Executive Officer of the Company was terminated without cause by mutual consent of Mr. Grisanti and the Board, and Mr. Grisanti will continue on as an independent strategic sales representative for the Company

•
Mr. Grisanti and Mr. Esposito agreed to accrue any amounts owing under their respective employment/consulting agreements until such time as the Compensation Committee of the Board of Directors determined that the Company had adequate cash flow to pay such amounts

•
Mr. David J. Laky, age 45, was appointed to the positions of President and Chief Executive Officer of the Company and will occupy such positions in an at will capacity until his successor is appointed by the Board of Directors. Prior to such appointment Mr. Laky was the Company’s Senior Vice President of Client Services and Technology since September 2008. Mr. Laky joined the Company from eResearchTechnology, Inc. where from 2005 to 2008 he was General Manager & Vice President of eClinical Group. He served eRT as VP of Professional Services from 1999 to 2005.

•
Mr. Laky, Ms. Cheryl Kaine Sadowski, Treasurer and Chief Financial Officer of the Company, and Mr. John Accardi, Senior Vice President of Sales/Business Development of the Company, in return for increased employment duties and continuing salary reductions, were each granted options to purchase 26,961,178 shares of Common Stock of the Company. Such options will vest 1/3 immediately, 1/3 after 12 months and 1/3 after 24 months. The exercise price of such options will be the five day average of the closing price of the Common Stock on November 12, 2009.

Item 8.01 Other Events.

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of the press release of MedClean Technologies, Inc., dated November 10, 2009 announcing financial results for the quarter ended September 30, 2009 and certain management restructuring events.

Item 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit 99.1 - MedClean Technologies, Inc. press release announcing financial results for the quarter ended September 30, 2009 and certain management restructuring events.

SIGNATURES

Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the Registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned hereunto duly authorized.

MEDCLEAN TECHNOLOGIES, INC.

By: /s/ Cheryl Kaine Sadowski
Cheryl Kaine Sadowski
Treasurer and Chief Financial Officer

Dated: November 10, 2009